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                               As of  December 22, 1997


                                    WESTCORE TRUST
                         c/o ALPS Mutual Funds Services, Inc.
                          370 Seventeenth Street, Suite 3100
                                  Denver, CO  80202


Boston Financial Data Services Inc.
225 Franklin Street
Boston, MA  02110

Denver Investment Advisors LLC
1225 17th Street - 26th Floor
Denver, CO  80202

          Re: The Order Placement Procedures Amendment ("Amendment") dated as of December 1, 1997 between Charles Schwab & Co., Inc., ("SCHWAB") AND Westcore Trust (the "Trust")
          ----------------------------------------------------------------------

Dear Sirs:

          The Amendment referred to above requires the Trust to adhere to certain requirements and procedures which will be accomplished through you, as the Trust's service providers. By your signatures below, please signify that you will adhere to the requirements and procedures set forth in the Amendment, including, without limitation, as indicated on the attachment hereto.

          Also, by Denver Investment Advisors LLC's ("DIA") signature below, DIA signifies that DIA will request internal control reports from Schwab and its sub-designees as available as described in Section 6(g) of the Amendment and will provide them promptly to the Board for review.

          The names "Westcore Trust" and "Trustees of Westcore Trust" refer respectively to the Trust created and the Trustees, as Trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated November 19, 1987, which is hereby referred to and copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Westcore Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of


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the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

                    Yours truly,

                    Westcore Trust



                    By: /s/ Jack D. Henderson
                       ------------------------
                       Jack D. Henderson
                       Title: Vice President

Agreed and Accepted:

Denver Investment Advisors LLC



By: /s/ Kenneth V. Penland
   --------------------------
   Name:  Kenneth V. Penland
   Title: President


Boston Financial Data Services, Inc.,
   as Transfer Agent



By:/s/ Mary Ann McHugh
   -----------------------------
   Name: Mary Ann McHugh
   Title: Group Manager

                                         -2-
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          Certain Duties under Schwab Order Placement Procedures Amendment
               For which Service Providers Acknowledge Responsibility
      ------------------------------------------------------------------------
     Boston Financial Data Services Inc. ("BFDS") will comply with the procedures as to receipt and transmission of orders, pricing of orders and settlement of orders set forth in Sections 3,4 and 5 of the Amendment.